Exhibit 10.3
ECONOMIC VALUE ADDED BONUS PLAN
FOR
EXECUTIVE OFFICERS
AND
SENIOR MANAGERS
Effective February 27, 1995
As Amended August 24, 1999, August 21, 2001, October 23, 2001,
May 20, 2003, August 17, 2004, October 4, 2005, August 22, 2006,
August 24, 2007, October 7, 2008 and July 4, 2011

ECONOMIC VALUE ADDED PLAN
FOR
EXECUTIVE OFFICERS
AND
SENIOR MANAGERS

I.	PLAN OBJECTIVES
A.	To promote the maximization of shareholder value over the long term by providing incentive compensation to key employees of STRATTEC SECURITY CORPORATION (the “Company”) in a form which is designed to financially reward participants for an increase in the value of the Company.
B.	To provide competitive levels of compensation to enable the Company to attract and retain people who are able to exert a significant impact on the value of the Company to its shareholders.

C.	To encourage teamwork and cooperation in the achievement of Company goals.
II.	PLAN ADMINISTRATION
The Compensation Committee of the Board of Directors (the “Compensation Committee”) shall be responsible for the design, administration, and interpretation of the Plan, subject to the Administrative Provisions contained in Article IX.
III.	DEFINITIONS
A.	“Accrued Bonus” means the bonus, which may be negative or positive, which is calculated in the manner set forth in Section V.A.

B.	“Actual EVA” means the EVA as calculated for the relevant Plan Year.

C.	“Base Salary” means:
(1)	For Participants who are employed by the Company and STRATTEC POWER ACCESS LLC, all wages paid in the Plan Year, excluding employment signing bonuses, EVA bonus payments, reimbursement or other expense allowances, imputed income, value of fringe benefits (cash and non-cash), moving reimbursements, welfare benefits and special payments.

(2)	For Participants who are employed by the STRATTEC de Mexico S.A. de C.V., and ADAC-STRATTEC de MEXICO, “Base Salary” includes regular salary, holidays and vacations paid during the Plan Year. Base salary does not include overtime, profit sharing, Christmas bonuses, vacation premiums, signing bonuses, EVA bonus payments, reimbursements and other expense allowances, imputed income, the value of fringe benefits (cash and non-cash), moving reimbursements and special payments.
D.	“Capital” means the Company’s average monthly operating capital for the Plan Year, calculated as follows:
Current Assets

+	Bad Debt Reserve

+	LIFO Reserve

-	Future Income Tax Benefits

-	Current Noninterest-Bearing Liabilities

+	Property, Plant, Equipment, (Net)

-	Construction in Progress

(+/-)	Unusual Capital Items
E.	“Capital Charge” means the deemed opportunity cost of employing Capital in the Company’s business, determined as follows:
Capital Charge = Capital x Cost of Capital
F.	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and as interpreted by applicable regulations and rulings.

G.	“Company” means STRATTEC SECURITY CORPORATION. The Company’s Compensation Committee may act on behalf of the Company with respect to this Plan.

H.	“Cost of Capital” means the weighted average of the cost of equity and the after tax cost of debt for the relevant Plan Year. For Plan administration purposes, it is assumed the Company’s capital structure will be 80% Equity and 20% Debt. The Cost of Capital will be initially set at 10% for fiscal year 2008 and reviewed by the Compensation Committee prior to each Plan Year thereafter, consistent with the following methodology:
(a)	Cost of Equity = Risk Free Rate + (Business Risk Index x Average Equity Risk Premium)
(b)	Debt Cost of Capital = Debt Yield x (1 - Tax Rate)

(c)	The weighted average of the Cost of Equity and the Debt Cost of Capital is determined by reference to the expected debt-to-capital ratio where the Risk Free Rate is the average daily closing yield rate on 10 year U.S. Treasury Notes for an appropriate period (determined by the Compensation Committee from time to time) preceding the relevant Plan Year, the Business Risk Index is determined by reference to an auto supply industry factor selected by the Compensation Committee, the Average Equity Risk Premium is 6%, the Debt Yield is the weighted average yield of all borrowing included in the Company’s permanent capital, and the tax rate is the combination of the relevant corporate Federal and state income tax rates.
I.	“Disabilities or Disabled” means that the Participant: (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period not less than three months under an accident and health plan covering employees of the Company.

J.	“Economic Value Added” or “EVA” means the NOPAT that remains after subtracting the Capital Charge, expressed as follows:
EVA = NOPAT - Capital Charge
EVA may be positive or negative.
K.	“Effective Date” means February 27, 1995, the date as of which the Plan first applies to the Company.
L.	“EVA Leverage Factor” means the adjustment factor reflecting deviation in the use of capital employed as a percentage of capital employed. For purposes of this Plan, the Company’s EVA Leverage Factor is determined to be 3% of the monthly average net operating capital employed during the prior Plan year.

For fiscal year 2008 (beginning July 2, 2007) the EVA Leverage Factor is set at $3,316,000.

M.	“Leave of Absence” means that the Participant is on a sick leave, military leave or other bona fide leave of absence (such as temporary employment by the government) if the period of the leave does not exceed six months. If the leave is longer, the Participant’s right to reemployment with the Company must be provided by statute or contract. A Participant who is on a Leave of Absence has not terminated employment.

N.	“NOPAT” means cash adjusted net operating profits after taxes for the Plan Year, calculated as follows:
Net Sales

-	Cost of Goods Sold

(+ -)	Change in LIFO Reserve

-	Engineering/Selling & Admin.

(+ -)	Change in Bad Debt Reserve

(+ -)	Other Income & Expense excluding Interest Expense

(+ -)	Other Unusual Income or Expense Items (See Section VI.B.)

(+ -)	Amortization of Unusual Income or Expense Items
-	Cash Adjusted Taxes on the Above (+/- change in deferred tax liability)
O.	“Participant” means individual who has satisfied the eligibility requirements of the Plan as provided in Section IV.

P.	“Plan Year” means the one-year period coincident with the Company’s fiscal year.

Q.	“Executive Officers” means those Participants designated as Executive Officers by the Compensation Committee with respect to any Plan Year.

R.	“Senior Managers” means those Participants designated as Senior Managers by the Compensation Committee with respect to any Plan Year.

S.	“Separation from Service” means the events which allow the Available Balance (minus income and employment taxes) to be paid to an Executive Officer, as specified in Article VIII(C)(8)(b).

T.	“Target EVA” means the target level of EVA for the Plan Year, determined as follows:

Current Plan		Prior Year		Prior Year		Expected
Year Target EVA	=	Target EVA	+	Actual EVA	+	Improvement
2
Expected Improvement will be approved by the Board of Directors annually, based on increasing economic value in the context of the then current relevant economic conditions.
For fiscal year 2008 (beginning July 2, 2007) the Target EVA is set at $1,154,000.
IV.	ELIGIBILITY
A.	Eligible Positions. In general, only Executive Officers and Senior Managers selected by the Compensation Committee may be eligible for participation in the Plan. However, actual participation will depend upon the contribution and impact each eligible employee may have on the Company’s value to its shareholders, as determined by the Compensation Committee.

B.	Nomination and Approval. Each Plan Year, the Chairman and President will nominate eligible employees to participate in the Plan for the next Plan Year. The Compensation Committee will have the final authority to select Plan participants (the “Participants”) among the eligible employees nominated by the Chairman and President. Continued participation in the Plan is contingent on approval of the Compensation Committee.

C.	Employee Performance Requirement. Employees whose performance is rated “Needs Improvement” on their annual performance review will not be eligible for an EVA bonus applicable to the year covered by such performance review. However, if the employee so rated is subject to a performance improvement plan, and successfully meets the requirement of the plan in the time frame prescribed, the employee’s EVA eligibility will be reinstated, and the EVA bonus will be paid with the next regular payroll check following reinstatement.

V.	INDIVIDUAL PARTICIPATION LEVELS
A.	Calculation of Accrued Bonus. Each Participant’s Accrued Bonus will be determined as a function of the Participant’s Base Salary, the Participant’s Target Incentive Award (provided in paragraph V.B., below), Company Performance Factor (provided in Section VI.A.) and the Individual Performance Factor (provided in Section VI.C.) for the Plan Year. Each Participant’s Accrued Bonus will be calculated as follows:
B.	Target Incentive Awards. The Target Incentive Awards will be determined according to the following schedule:

Target Incentive Award
Position	(% of Base Salary)

Chairman (if also CEO of Company)	75%
President	65%
Executive Vice President	50%
Senior Vice President	45%
Vice President	35%
Senior Managers as approved each year pursuant to section IV.B	12%-20%
VI.	PERFORMANCE FACTORS
A.	Company Performance Factor Calculation. For any Plan Year, the Company Performance Factor will be calculated as follows:

Company Performance Factor = 1.00 +	Actual EVA - Target EVA

EVA Leverage Factor
B.	Adjustments to Company Performance. When Company performance is based on Economic Value Added or other quantifiable financial or accounting measure, it may be necessary to exclude significant, unusual, unbudgeted or noncontrollable gains or losses from actual financial results in order to measure performance properly. The Compensation Committee will decide those items that shall be considered in adjusting actual results. For example, some types of items that may be considered for exclusion are:
(1)	Any gains or losses which will be treated as extraordinary in the Company’s financial statements.

(2)	Profits or losses of any entities acquired by the Company during the Plan Year, assuming they were not included in the budget and/or the goal.

(3)	Material gains or losses not in the budget and/or the goal which are of a nonrecurring nature and are not considered to be in the ordinary course of business. Some of these would be as follows:
(a)	Gains or losses from the sale or disposal of real estate or property.

(b)	Gains resulting from insurance recoveries when such gains relate to claims filed in prior years.

(c)	Losses resulting from natural catastrophes, when the cause of the catastrophe is beyond the control of the Company and did not result from any failure or negligence on the Company’s part.
C.	Individual Performance Factor Calculation. Determination of the Individual Performance Factor will be the responsibility of the individual to whom the participant reports. This determination will be subject to approval by the Chairman and President (or the Compensation Committee with respect to the Chairman and President) and shall conform with the process set forth below:
(1)	Quantifiable Supporting Performance Factors. The Individual Performance Factor of the Accrued Bonus calculation will be based on the accomplishment of individual, financial and/or other goals (“Supporting Performance Factors”). Whenever possible, individual performance will be evaluated according to quantifiable benchmarks of success. These Supporting Performance Factors will be enumerated from 0 to 2.0 based on the levels of achievement for each goal per the schedule in VI C.(2). Provided, however, that if the quantifiable Supporting Performance Factor is based on the Company Performance

Factor as set forth in Section VI.A., then the Supporting Performance Factor may be unlimited.
(2)	Non-Quantifiable Supporting Performance Factors. When performance cannot be measured according to a quantifiable monitoring system, an assessment of the Participant’s overall performance may be made based on a non-quantifiable Supporting Performance Factor (or Factors). The individual to whom the Participant reports (or the Compensation Committee with respect to the Chairman) will evaluate the Participant’s performance based on behavioral attributes and overall performance and this evaluation will determine the Participant’s Supporting Performance Factor (or Factors) according to the following schedule:

Non Quantifiable		Quantifiable
Supporting	Supporting	Supporting
Performance Rating	Performance Factor	Performance Rating
Significantly Exceeds Requirements	1.8-2.0	Significantly Exceeds Goal
Exceeds Requirements	1.4-1.7	Exceeds Goal
Meets Requirements	.7-1.3	Meets Goal
Marginally meets Requirements	.3-.6	Goal Not Met, but Significant Progress Made
Needs Improvements	0-.2	Goal Not Met
(3)	Aggregate Individual Performance Factor. The Individual Performance Factor to be used in the calculation of the Accrued Bonus shall be equal to the sum of the quantifiable and/or non-quantifiable Supporting Performance Factor(s), divided by two as follows:

	Quantifiable		Non-Quantifiable
	Supporting	+	Supporting
Individual	Performance		Performance
Performance =	Factor		Factor

Factor		2
Notwithstanding the foregoing, the individual to whom the Participant reports (with the approval of the Chairman and President or the Compensation Committee with respect to the Chairman and President), shall have the authority to weight the Supporting Performance Factors, according to relative importance. The weighting of each Supporting Performance

Factor shall be expressed as a percentage, and the sum of the percentages applied to all of the Supporting Performance Factors shall be 100%. The Individual Performance Factor, if weighted factors are used, will then be equal to the weighted average of such Supporting Performance Factors.
VII.	CHANGE IN STATUS DURING THE PLAN YEAR
A.	New Hires and Promotions. A newly hired employee or an employee promoted during the Plan Year to a position qualifying for participation (or leaving the participating class) may accrue (subject to discretion of the Compensation Committee) a pro rata Accrued Bonus based on Base Salary received.

B.	Discharge. An employee discharged during the Plan Year shall not be eligible for an Accrued Bonus, even though his or her service arrangement or contract extends past year-end, unless the Compensation Committee determines that the conditions of the termination indicate that a prorated Accrued Bonus is appropriate. The Compensation Committee shall have full and final authority in making such a determination.

C.	Resignation. An employee who resigns during the Plan Year to accept employment elsewhere (including self-employment) will not be eligible for an Accrued Bonus, unless the Compensation Committee determines that the conditions of the termination indicate that a prorated Bonus is appropriate. The Compensation Committee shall have full and final authority in making such a determination.

D.	Death, Disability and Retirement. If a Participant’s employment is terminated during a Plan Year by reason of death, Disability, or normal or early retirement under the Company’s retirement plan, a tentative Accrued Bonus will be calculated as if the Participant had remained employed as of the end of the Plan Year. The final Accrued Bonus will be calculated based upon the Base Salary received.

Each employee may name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of the employee’s death.

Each such designation shall revoke all prior designations by the employee, shall be in the form prescribed by the Compensation Committee, and shall be effective only when filed by the employee in writing with the Compensation Committee during his or her lifetime.

In the absence of any such designation, benefits remaining unpaid at the employee’s death shall be paid to the employee’s estate.

E.	Leave of Absence. An employee whose status as an active employee is changed during a Plan Year as a result of a Leave of Absence may, at the discretion of the Compensation Committee, be eligible for a pro rata Accrued Bonus determined in the same way as in paragraph D of this Section.

F.	Needs Improvement Status. Associates whose performance has been rated Needs Improvement on their annual performance review will not be eligible for an EVA bonus until such time as their performance is at an acceptable level. If the associate’s performance returns to an acceptable level, the EVA bonus that was withheld will be paid with the next available pay period.
VIII.	BONUS PAID AND BONUS BANK
The Accrued Bonus will be either paid to the Participant, or a portion credited to or charged against a Bonus Bank as provided in this Article.
A.	Participants Who Are Not Executives Officers. All positive Accrued Bonuses of Participants who are not Executive Officers for the Plan Year shall be paid in full, less amounts required by law to be withheld for income and employment tax purposes, not later than December 31 following the end of the Plan Year in which the Accrued Bonus was earned. Participants who are not Executive Officers shall not have any portion of their Accrued Bonuses banked.

B.	Participants Who Are Executive Officers. The Total Bonus Payout to Participants who are Executive Officers for the Plan Year shall be as follows:
Total Bonus Payout = [Accrued Bonus - Extraordinary Bonus Accrual] + Bank Payout
The Total Bonus Payout for each Plan Year, less amounts required by law to be withheld for income tax and employment tax purposes, shall be paid not later than December 31 following the end of the Plan Year in which the Accrued Bonus was earned.

C.	Establishment of a Bonus Bank. To encourage a long term commitment to the enhancement of shareholder value by Executive Officers, “Extraordinary Bonus Accruals” shall be credited to an “at risk” deferred account (“Bonus Bank”) for each such Participant, and all negative Accrued Bonuses shall be charged against the Bonus Bank, as determined in accordance with the following:
1.	“Bonus Bank” means, with respect to each Executive Officer, a bookkeeping record of an account to which Extraordinary Bonus Accruals or positive Accrued Bonuses are credited, and negative Accrued Bonuses debited as the case may be, for each Plan Year, and from which bonus payments to such Executive Officers are debited.

2.	“Bank Balance” means, with respect to each Executive Officer, a bookkeeping record of the net balance of the amounts credited to and debited against such Executive Officer’s Bonus Bank. The Bank Balance shall initially be equal to zero and can never be less than zero.

3.	“Extraordinary Bonus Accrual” shall mean the amount of the Accrued Bonus for any year that exceeds 1.25 times the portion of the Executive Officer’s Base Salary which is represented by the Target Incentive Award.

4.	Annual Allocation. Each Executive Officer’s Extraordinary Bonus Accrual, positive Accrued Bonus or negative Accrued Bonus is credited or debited to the Bonus Bank maintained for that Executive Officer. Such Annual Allocation will occur as soon as administratively feasible after the end of each Plan Year.

5.	“Available Balance” means the Bank Balance at the point in time immediately after the Annual Allocation has been made.

6.	“Payout Percentage” means the percentage of the Available Balance that may be paid out in cash to the Participant. The Payout Percentage will equal 33%.
7.	“Bank Payout” means the amount of the Available Balance that may be paid out in cash to the Executive Officer for each Plan Year. The Bank Payout is calculated as follows:

Bank Payout = Available Balance x Payout Percentage
The Bank Payout is subtracted from the Bank Balance.
8.	Treatment of Available Balance Upon Termination.
(a)	Resignation or Termination With Cause. Executive Officers leaving voluntarily to accept employment elsewhere (including self-employment) or who are terminated with cause will forfeit their Available Balance.

(b)	Retirement, Death, Disability or Termination Without Cause. In the event of an Executive Officer’s normal or early retirement under the STRATTEC SECURITY CORPORATION Retirement Plan, death, Disability, or termination without cause (“Separation from Service”), the Available Balance, less amounts required by law to be withheld for income tax and employment tax purposes shall be paid to the Executive Officer. The Plan will pay the amount as a lump sum. If the Executive Officer’s Separation from Service occurs before March 15 of the Plan Year, the lump sum shall be paid the following September 15. If the Executive Officer’s Separation from Service occurs on or after March 15 of the Plan Year, the lump sum shall be paid on the date which is six months after the date of the Participant’s Separation from Service.

(c)	For purposes of this Plan “cause” shall mean:
(i)	The willful and continued failure of a Participant to perform substantially the Participant’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties, or

(ii)	The willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The cessation of employment of the Participant shall not be deemed to be for cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
IX.	ADMINISTRATIVE PROVISIONS
A.	Amendments. Subject to Code section 409A which applies to payments which are deferred compensation under this Plan, the Compensation Committee or full Board of Directors of the Company shall have the right to amend or restate the Plan at any time from time to time. The Company reserves the right to suspend or terminate the Plan at any time. No such modification, amendment, suspension, or termination may, without the consent of any affected participants (or beneficiaries of such participants in the event of death), reduce the rights of any such participants (or beneficiaries, as applicable) to a payment or distribution already earned under Plan terms in effect prior to such change. The provisions of the Plan as in effect at the time of a Participant’s termination of employment shall control as to that Participant, unless otherwise specified in the Plan.
B.	Authority to Act. The Compensation Committee or full Board of Directors may act on behalf of the Company for purposes of the Plan.

C.	Interpretation of Plan. Any decision of the Compensation Committee with respect to any issues concerning individuals selected for awards, the amounts, terms, form and time of payment of awards, and interpretation of any Plan guideline, definition, or requirement shall be final and binding.

The Compensation Committee may determine that a Participant is Disabled if the Participant is determined to be totally disabled by the Social Security Administration. The Compensation Committee may also determine that the Participant is Disabled in accordance with a disability insurance program, provided that the definition of disability applied under that program complies with the definition of Disability provided under this Plan.

D.	Effect of Award on Other Employee Benefits. By acceptance of a bonus award, each recipient agrees that such award is special additional compensation and that it will not affect any employee benefit, e.g., life insurance, etc., in which the recipient participates, except as provided in paragraph D. below.

E.	Retirement Programs. Awards made under this Plan shall be included in the employee’s compensation for purposes of the STRATTEC SECURITY CORPORATION Retirement Plan and STRATTEC SECURITY CORPORATION Employee Savings Investment Plan.
F.	Right to Continued Employment; Additional Awards. The receipt of a bonus award shall not give the recipient any right to continued employment, and the right and power to dismiss any employee is specifically reserved to the Company. In addition, the receipt of a bonus award with respect to any Plan Year shall not entitle the recipient to an award with respect to any subsequent Plan Year.
X.	MISCELLANEOUS
A.	Indemnification. The Compensation Committee shall not be liable for, and shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred in connection with any claim, action, suit, or proceeding to which the Compensation Committee may be a party by reason of any action taken or failure to act under this Plan. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person(s) may be entitled under the Company’s Certificate of Incorporation of By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify such person(s) or hold such person(s) harmless.

B.	Expenses of the Plan. The expenses of administering this Plan shall be borne by the Company.

C.	Withholding Taxes. The Company shall have the right to deduct from all payments under this Plan any Federal or state taxes required by law to be withheld with respect to such payments.

D.	Governing Law. This Plan is subject to federal law, including the requirements of Code section 409A, the proposed regulations for Code section 409A and other guidance provided by the Internal Revenue Service. For purposes of state law, the Plan shall be construed under the laws of the State of Wisconsin.

E.	Severability. This Plan has been amended in pursuant to proposed regulations issued by the Internal Revenue Service and is intended to be in good faith compliance with the requirements under Code section 409A. To the extent that the Compensation Committee determines that additional information or interpretation of the rules, final regulations or other guidance provided by the Internal Revenue Service require amendments to the Plan to comply with Code section 409A, the Compensation Committee shall amend the Plan accordingly. Any provision of this Plan prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions. The illegal or invalid provisions shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provisions had never been included in this Plan.